Exhibit 23.1

BAKER TILLY Baker Tilly Virchow Krause, LLP 225 S Sixth St, Ste 2300 Minneapolis, MN 55402-4661 tel 612 876 4500 fax 612 238 8900 bakertilly.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Wireless Ronin Technologies, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 11, 2014 included in the Registration Statement on Form S-4 of Wireless Ronin Technologies, Inc. (File No. 333-195278), which was declared effective on May 22, 2014 by the Securities Exchange Commission relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

August 18, 2014